Filed pursuant to Rule 424(b)(2)
                                                      Registration No. 333-67543

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 30, 1999)

                                   [MMC LOGO]

                                  $300,000,000

                        MARSH & MCLENNAN COMPANIES, INC.
                          5.875% SENIOR NOTES DUE 2033

                               -----------------

       The notes will bear interest at 5.875% per year and will mature on August 1, 2033. Interest on the notes is payable on February 1 and August 1 of each year, beginning on February 1, 2004.

       The notes will be senior obligations of our company and will rank equally with all of our other unsecured senior indebtedness.

                               -----------------

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

                                                     PER NOTE        TOTAL
                                                     --------     ------------
    Public Offering Price ..........................  99.136%     $297,408,000
    Underwriting Discount ..........................   0.875%      $ 2,625,000
    Proceeds to Marsh & McLennan Companies, Inc.
      (before expenses) ............................  98.261%     $294,783,000

       Interest on the notes will accrue from July 30, 2003 to date of delivery.

                               -----------------

       The underwriters expect to deliver the notes to the purchasers on or about July 30, 2003.

                               -----------------

                           JOINT BOOKRUNNING MANAGERS

CITIGROUP
           BANC OF AMERICA SECURITIES LLC
                                         JPMORGAN
                                                             MERRILL LYNCH & CO.

                               -----------------

July 23, 2003

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE AN OFFER TO SELL OR TO BUY ONLY THE NOTES, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AS WELL AS INFORMATION PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCORPORATED BY REFERENCE IS CURRENT ONLY AS OF THE DATE OF SUCH INFORMATION. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTUS MAY HAVE CHANGED SINCE THAT DATE.

     REFERENCES IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS TO "WE," "US," "OUR," AND "MMC" ARE TO MARSH & MCLENNAN COMPANIES, INC.


                               -----------------


                                TABLE OF CONTENTS


                              PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
The Company ...............................................................  S-1
Incorporation of Certain Documents By Reference ...........................  S-1
Information Concerning Forward-Looking Statements .........................  S-2
Use of Proceeds ...........................................................  S-2
Description of Notes ......................................................  S-3
Underwriting ..............................................................  S-5
Legal Matters .............................................................  S-6


                                   PROSPECTUS
                                                                            PAGE
                                                                            ----
About this Prospectus .....................................................    2
Marsh & McLennan Companies, Inc. ..........................................    2
Use of Proceeds ...........................................................    2
Ratio of Earnings to Fixed Charges ........................................    2
Description of Securities .................................................    3
Description of Capital Stock ..............................................    3
Description of Debt Securities ............................................    7
Where You Can Find More Information .......................................   11
Plan of Distribution ......................................................   12
Legal Opinions ............................................................   13
Experts ...................................................................   13

                                   THE COMPANY

     MMC is a global professional services firm with annual revenues exceeding $10 billion. It is the parent company of Marsh Inc., the world's leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer Inc., a major global provider of consulting services. Approximately 60,000 employees provide analysis, advice and transactional capabilities to clients in over 100 countries.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows MMC to "incorporate by reference" the information it files with the SEC. This permits MMC to disclose important information to you by referencing these filed documents, including MMC's annual, quarterly and current reports, that are considered part of this prospectus. Information that MMC files later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents set forth below that MMC previously filed with the SEC and any future filings made with the SEC until the offering of all the securities has been completed. These documents contain important information about MMC and its finances.


          SEC FILINGS                                         PERIOD
          -----------                                         -------

Annual Report on Form 10-K ........................ Year ended December 31, 2002

Quarterly Report on Form 10-Q ..................... Quarter ended March 31, 2003

Current Report on Form 8-K ........................ July 23, 2003

     MMC will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774 (telephone number (212) 345-5000). The information found on our website and the websites of our operating companies is not a part of this prospectus.

                INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and MMC's financial statements and other documents incorporated by reference in this prospectus supplement or the accompanying prospectus contain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, discussions concerning revenues, expenses, earnings, cash flow, capital structure, financial losses and expected insurance recoveries resulting from the September 11, 2001 terrorist attack on the World Trade Center in New York City, as well as market and industry conditions, premium rates, financial markets, interest rates, foreign exchange rates, contingencies and matters relating to MMC's operations and income taxes. Such forward-looking statements are based on available current market and industry materials, experts' reports and opinions and long-term trends, as well as management's expectations concerning future events impacting MMC. Forward-looking statements by their very nature involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements contained or incorporated or referred to herein include, in the case of MMC's risk and insurance services and consulting businesses, the amount of actual insurance recoveries and financial losses from the September 11 attack on the World Trade Center, or other adverse consequences from that incident. Other factors that should be considered in the case of MMC's risk and insurance services business are changes in competitive conditions, movements in premium rate levels, the continuation of difficult conditions for the transfer of commercial risk and other changes in the global property and casualty insurance markets, the impact of terrorist attacks, natural catastrophes, mergers between client organizations, and insurance or reinsurance company insolvencies. Factors to be considered in the case of MMC's investment management business include changes in worldwide and national equity and fixed income markets, actual and relative investment performance, the level of sales and redemptions, and the ability to maintain investment management and administrative fees at appropriate levels; and with respect to all of MMC's activities, changes in general worldwide and national economic conditions, changes in the value of investments made in individual companies and investment funds, fluctuations in foreign currencies, actions of competitors or regulators, changes in interest rates or in the ability to access financial markets, developments relating to claims, lawsuits and contingencies, prospective and retrospective changes in the tax or accounting treatment of MMC's operations, and the impact of tax and other legislation and regulation in the jurisdictions in which MMC operates.


                                 USE OF PROCEEDS

     We will receive net proceeds (before expenses) from the offering of the notes of about $294.78 million. This reflects a deduction for the underwriting discounts and commissions. We intend to use these proceeds for general corporate purposes, including repayment of commercial paper obligations. Our commercial paper bears an interest rate of 1.10%.

                              DESCRIPTION OF NOTES

     The notes will be senior debt issued under the Indenture dated as of June 14, 1999, as supplemented by the third supplemental indenture, to be dated as of July 30, 2003, between Marsh & McLennan Companies, Inc. and U.S. Bank National Association (as successor to State Street Bank and Trust Company), as trustee. The notes offered by this prospectus supplement are a separate series of debt securities under the Indenture. As used in this "Description of Notes" section, the "Company" means Marsh & McLennan Companies, Inc. and does not include its subsidiaries.

GENERAL

     The notes will initially be limited to $300,000,000 in aggregate principal amount. The notes will bear interest at 5.875% per annum. Interest will be payable semi-annually on February 1 and August 1 of each year, beginning February 1, 2004. Interest on the notes will accrue from July 30, 2003, or from the most recent date to which interest has been paid or provided for. Interest on the notes will be paid to holders of record on the January 15 or July 15 immediately before the interest payment date. Interest and principal will be payable in U.S. dollars at U.S. Bank Trust National Association's corporate trust office, which is located at 100 Wall Street, 16th floor, New York, New York 10005. The notes will mature on August 1, 2033. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000. There will be no sinking fund payments for the notes.

RANKING

     The notes will be senior unsecured obligations of Marsh & McLennan Companies, Inc. and will rank equally with all of our other senior unsecured indebtedness. On a pro forma basis as of March 31, 2003, after giving effect to the offering of the notes, we would have $3,353 million of other outstanding senior indebtedness, of which $200 million would have been secured indebtedness, not including the debt of our subsidiaries. Also on a pro forma basis as of March 31, 2003, after giving effect to the offering of the notes, debt of our subsidiaries, to which the notes will be structurally subordinated, was approximately $70 million.

     We may, without the consent of the noteholders, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes offered by this prospectus supplement. Any such additional notes will be a part of the series having the same terms as the notes.

COVENANTS WITH RESPECT TO THE NOTES

     LIMITATION ON LIENS ON STOCK OF OUR SIGNIFICANT SUBSIDIARIES. The indenture prohibits us and our subsidiaries from directly or indirectly creating, assuming, incurring or permitting to exist any Indebtedness secured by any lien on the voting stock of Marsh Inc., Putnam Investments or Mercer Inc. (each a "Significant Subsidiary") unless the notes (and, if we so elect, any other Indebtedness of MMC that is not subordinate to the notes and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security) shall be secured equally and ratably with such Indebtedness for at least the time period such Indebtedness is so secured. "Indebtedness" is defined as the principal of and any premium and interest due on indebtedness of a Person, whether outstanding on the original date of issuance of the notes or thereafter created, incurred or assumed, which is (a) indebtedness for money borrowed and (b) any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For the purposes of this definition, "indebtedness for money borrowed" means (1) any obligation of, or any obligation guaranteed by, such Person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (2) any obligation of, or any such obligation guaranteed by, such Person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any business or property or assets shall not be considered Indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created), and (3) any obligations of such Person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such Person is a party. For purposes of this covenant only, Indebtedness also includes any obligation of, or any obligation guaranteed by, any Person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge exchange or similar instrument or agreement.

     CONSOLIDATION, MERGER AND SALE OF ASSETS. We may, without the consent of the holders of the outstanding notes, consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any Person or may permit any Person to consolidate with or merge into the Company, provided that any successor Person must be a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction and must assume our obligations on the notes and under the indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default shall have happened and be continuing and that certain other conditions are met.

BOOK-ENTRY SYSTEM

     We will issue the notes in registered book entry only form. The notes will be represented by one or more permanent global certificates registered in the name of The Depositary Trust Company ("DTC") or its nominee. Except as we describe below, a global security is not transferable, except that DTC, its nominees and their successors may transfer an entire global security to one another.

     DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants' accounts. By doing so, DTC eliminates the need for physical movement of securities. DTC's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of which own DTC. DTC is also owned by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants. The rules applicable to DTC and its participants are on file with the SEC.

APPLICABLE LAW

     The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

ADDITIONAL TERMS

     For additional important information about the notes, see "Description of Debt Securities" in the accompanying prospectus. That information includes:

     o  additional information on the terms of the notes;

     o  general information on the indenture and the trustee;

     o  a description of events of default under the indenture.

                                  UNDERWRITING

     Citigroup Global Markets Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, are acting as joint bookrunning managers of the offering, and collectively, are acting as representatives of the underwriters named below.

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

     UNDERWRITER                                                PRINCIPAL AMOUNT
     -----------                                                ----------------
     Citigroup Global Markets Inc. ............................    $ 84,000,000
     Banc of America Securities LLC ...........................      72,000,000
     J.P. Morgan Securities Inc. ..............................      72,000,000
     Merrill Lynch, Pierce, Fenner & Smith Incorporated .......      72,000,000
                                                                   ------------
       Total ..................................................    $300,000,000
                                                                   ============

     The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

     The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.500% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

     The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but the underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the existence or liquidity of any trading market for the notes.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                 Per note .........................  0.875%

     In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We estimate that our total expenses for this offering will be $200,000.

     We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

     Certain of the underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. In addition, the underwriters and certain of their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of business.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.


                                  LEGAL MATTERS

     The validity of the notes and certain matters pertaining to the notes will be passed upon for MMC by William L. Rosoff, Esq., general counsel to MMC, and for the underwriters by Davis Polk & Wardwell, New York, New York.

PROSPECTUS

                                 $2,700,000,000

                        MARSH & MCLENNAN COMPANIES, INC.

                COMMON STOCK, PREFERRED STOCK AND DEBT SECURITIES

--------------------------------------------------------------------------------

Marsh & McLennan Companies, Inc. may sell

      o   common stock to the public.
      o   preferred stock to the public.
      o   debt securities to the public.

      MMC URGES YOU TO READ THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT, WHICH WILL DESCRIBE THE SPECIFIC TERMS OF THE COMMON STOCK, THE PREFERRED STOCK AND THE DEBT SECURITIES, CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

      THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.


                  THE DATE OF THIS PROSPECTUS IS MARCH 30, 1999

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of $2,700,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                        MARSH & McLENNAN COMPANIES, INC.

     MMC, a professional services organization with origins dating from 1871 in the United States, is a holding company which, through its subsidiaries and affiliates, provides clients with analysis, advice and transactional capabilities in the fields of insurance and reinsurance broking, investment management and consulting.

                                 USE OF PROCEEDS

     MMC intends to use the proceeds of any securities sold for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for MMC. For the year ended December 31, 1997, income before taxes included special charges totaling $244 million.

     Excluding those charges, the ratio of earnings to fixed charges would have been 5.9.

                                                              NINE MONTHS
                                                                 ENDED
                       YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
           -------------------------------------------      ---------------
        1997      1996       1995       1994      1993      1998       1997
        ----      ----       ----       ----      ----      ----       ----
         4.7       6.0        5.8        6.3       6.0       7.1        6.2


                               -----------------

                            DESCRIPTION OF SECURITIES

     This prospectus contains a summary of the common stock, preferred stock and debt securities that MMC may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

                          DESCRIPTION OF CAPITAL STOCK

     MMC's authorized capital stock consists of 400,000,000 shares of common stock and 6,000,000 shares of preferred stock. No shares of preferred stock were issued or outstanding as of March 3, 1999.

Common Stock

     VOTING RIGHTS. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

     DIVIDENDS. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends as determined by the board of directors.

     LIQUIDATION AND DISSOLUTION. If MMC is liquidated or dissolved, the holders of the common stock will be entitled to share in the assets of MMC available for distribution to stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock will receive their preferential share of the assets of MMC before the holders of the common stock receive any assets.

     OTHER RIGHTS. Holders of the common stock have no right to:

     o   convert the stock into any other security;

     o   have the stock redeemed; or

     o purchase additional stock or to maintain their proportionate ownership interest.

     The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.

DIRECTORS' LIABILITY

     Our certificate of incorporation provides that a member of the board of directors will not be personally liable to MMC or its stockholders for monetary damages for breaches of their legal duties to MMC or its stockholders as a director, except for liability:

     o for any breach of the director's legal duty to act in the best interests of MMC and its stockholders,

     o for acts or omissions by the director with dishonest intentions or which involve intentional misconduct or an intentional violation of the law,

     o for declaring dividends or authorizing the purchase or redemption of shares in violation of Delaware law, or

     o for transactions where the director derived an improper personal benefit.

     Our certificate of incorporation also allows us to indemnify directors and officers to the fullest extent authorized by Delaware law.

     The above summary of our certificate of incorporation may not contain all of the information that is important to you. Accordingly, you should carefully read our certificate of incorporation, which is incorporated by reference into this prospectus in its entirety.

TRANSFER AGENT AND REGISTRAR

     The Bank of New York is transfer agent and registrar for the common stock.

STOCKHOLDER RIGHTS PLAN

     Under Delaware law, a corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, unless prohibited by its certificate of incorporation. The price and terms of these shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors.

     We have entered into a stockholder rights agreement. As with most stockholder rights agreements, the terms of our rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability of the rights. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read our rights agreement, which is incorporated by reference into this prospectus in its entirety.

     Our rights agreement provides that each share of our common stock outstanding will have attached to it the right to purchase one two-hundredth of a preferred share of MMC. The purchase price per one two-hundredth of a share of preferred stock is $260, but this amount may be adjusted in some circumstances.

     Initially, the rights are attached to outstanding certificates representing MMC common stock, and no separate certificates representing the rights will be distributed. The rights will separate from the common stock and be represented by separate certificates approximately 10 days after someone acquires or commences a tender offer for 15% or more of the outstanding common stock.

     After the rights separate from the common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

     All shares of common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on September 29, 2007, unless earlier redeemed or exchanged by MMC.

     If an acquiror obtains or has the right to obtain 15% or more of MMC common stock, except in connection with an offer which our board of directors has determined to be at a price that is fair and not inadequate and otherwise in the best interests of MMC and its stockholders, then each right will entitle the holder to purchase a number of shares of MMC common stock with a then current market value of $520 for $260, unless this amount is adjusted.

     Each right will entitle the holder to purchase a number of shares of common stock of the acquiror having a then current market value of twice the purchase price if an acquiror obtains 15% or more of MMC common stock, and any of the following occurs:

     o   MMC merges into another entity

     o   an acquiring entity merges into MMC

     o   MMC sells more than 50% of its assets or earning power

     Under our rights agreement, any rights that are or were owned by an acquiror of more than 15% of our respective outstanding common stock will be null and void.

     After an acquiror obtains 15% or more, but less than 50%, of our outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for common shares or preferred shares. If our board exercises this option, the exchange ratio is one common share or one two-hundredth of a preferred share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

     Our board of directors may, at its option, redeem all of the outstanding rights prior to ten days following the time that an acquiror obtains 15% or more of our outstanding common stock. The redemption price is $.01 per right, but this amount may be adjusted under some circumstances. The right to exercise the rights will terminate when our board of directors orders the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

     Holders of rights will have no rights as stockholders of MMC, including the right to vote or receive dividends, simply by virtue of holding the rights.

     The rights agreement may be amended by the board of directors without the approval of the holders of the rights prior to the date the rights separate from the common stock. However, after that date, the rights agreement may not be amended in any manner which would adversely affect the interests of the holders of the rights, excluding the interests of any acquiror. In addition, no amendment may be made at a time when the rights are not redeemable.

     The rights may have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire MMC. The rights, however, should not affect any potential acquiror willing to make an offer at a price that is fair and not inadequate and otherwise in the best interest of MMC and its stockholders. The rights should not interfere with any merger or other business combination approved by our board since our board may, at its option, at any time until ten days following the date a stockholder acquires 15% or more of our common stock redeem all the rights. In addition, the rights should not interfere with a proxy contest.

PROVISIONS OF MMC'S RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS AND DELAWARE LAW THAT MAY HAVE ANTI-TAKEOVER EFFECTS

     CLASSIFIED BOARD OF DIRECTORS. Our restated certificate of incorporation divides the board of directors into three classes. Each class is to consist as nearly as possible of one-third of the directors. Each director serves for a term of three years and until his or her successor is elected and qualified. The number of directors of MMC will be fixed from time to time by the board of directors.

     REMOVAL OF DIRECTORS BY STOCKHOLDERS. Delaware law provides that members of a classified board of directors may only be removed for cause by a vote of the holders of a majority of the outstanding shares entitled to vote on the election of the directors.

     STOCKHOLDER NOMINATION OF DIRECTORS. MMC's restated by-laws provide that a stockholder must notify MMC in writing of any stockholder nomination of a director at least sixty, but not more than ninety, days prior to the date of the meeting for the election of directors. Except that if the date for the meeting is not the date stated in the by-laws and MMC gives less than seventy five days notice or prior public disclosure of the date for the meeting, then notice by a stockholder is timely if received by MMC no more than fifteen days after the date of public disclosure.

     NO ACTION BY WRITTEN CONSENT. Our certificate of incorporation provides that stockholders of MMC may not act by written consent and may only act at duly called meetings of stockholders.

     10% STOCKHOLDER PROVISION. Article eighth of our certificate of incorporation changes the voting requirements for stockholders to approve some transactions involving a 10% stockholder. Business combinations are an example of the type of transaction addressed. These transactions must be approved by the holders of a majority of MMC's outstanding voting power, voting together as a single class. Any voting stock owned by a 10% stockholder is not counted in the vote. These transactions, however, can also be approved by a majority of unbiased directors. In that case the voting requirements of Delaware law, the certificate of incorporation and MMC's by-laws that otherwise apply would govern the vote. Article eighth does not affect the voting requirements of holders of preferred stock, if any, which arise under Delaware law and the certificate of incorporation.

     Transactions covered by article eighth include:

     o   mergers of MMC or any of its subsidiaries with a 10% stockholder,

     o sales of all or any substantial part of the assets of MMC and its subsidiaries to a 10% stockholder,

     o the issuance or delivery of any securities of MMC or any of its subsidiaries to a 10% stockholder,

     o any loan, advance or guarantee, pledge or other financial assistance provided by MMC or any of its subsidiaries to a 10% stockholder,

     o any voluntary dissolution or liquidation of MMC or amendment to MMC's by-laws, a reclassification of securities or recapitalization of MMC or other transaction, if as a result the 10% stockholder increases its proportionate share of any class of MMC's capital stock, or

     o   any agreement or other arrangement to do any of the foregoing.

     A 10% stockholder is described in article eighth as an "Interested Stockholder."

     A 10% stockholder is generally considered to be any other corporation, person or entity which:

     o beneficially owns or controls, directly or indirectly, 10% or more of the voting stock of MMC or has announced a plan or intention to acquire such securities, and any affiliate or associate or

     o is an affiliate or associate of MMC and at any time within two years prior to the date in question was the beneficial owner of 10% or more of the voting stock of MMC.

     The following are not considered to be 10% stockholders:

     o   MMC and any of its subsidiaries and

     o any profit-sharing, employee stock ownership or other employee benefit plan of MMC or any subsidiary, or trustees or fiduciaries for these plans.

     An unbiased director is described in article eighth as a "Disinterested Director."

     An unbiased director is generally considered to be a director who:

     o   is not related to a 10% stockholder, and

     o was a member of the board of directors prior to the time that the 10% stockholder involved in the transaction being considered became a 10% stockholder, and

     o any successor to an unbiased director, while the successor is a member of the board of directors, who is not related to a 10% stockholder and who was nominated by a majority of the unbiased directors.

     A director is considered related to a 10% stockholder if he is an affiliate, associate, representative, agent or employee of the 10% stockholder.

     Article eighth may not be changed or repealed without the affirmative vote of the holders of a majority of MMC's outstanding voting power, voting together as a single class. Any voting stock owned by a 10% stockholder will not be counted in the vote. If a majority of unbiased directors recommends a change in article eighth, the standard voting requirements of Delaware law, the certificate of incorporation and MMC's by-laws that otherwise apply will govern the vote.

     DELAWARE BUSINESS COMBINATION STATUTE. Section 203 of the Delaware General Corporation Law is applicable to MMC. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation's outstanding voting stock. Section 203 refers to a 15% stockholder as an "interested stockholder." Section 203 restricts these transactions for a period of three years from the date the stockholder acquired 15% or more of MMC's outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

     o a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the 15% stockholder, or

     o any other transaction that would increase the 15% stockholder's proportionate ownership of any class or series of MMC's capital stock.

     The shares held by the 15% stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

     The prohibition against these transactions does not apply if:

     o prior to the time that any stockholder became a 15% stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of MMC's outstanding voting stock, or

     o the 15% stockholder owns at least 85% of the outstanding voting stock of the corporation as a result of the transaction in which such stockholder acquired 15% or more of

         MMC's outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

     The terms of our certificate of incorporation and by-laws are complex and not easily summarized. The above summary may not contain all of the information that is important to you. Accordingly, you should carefully read our certificate of incorporation and by-laws, which are incorporated by reference into this prospectus in their entirety.

Preferred Stock

     GENERAL. MMC is authorized to issue 6,000,000 shares of preferred stock. No shares of preferred stock are currently issued or outstanding. The board of directors of MMC may, without stockholder approval, issue shares of preferred stock. The board can issue more than one series of preferred stock. The board has the right to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to the preferred stock it decides to issue.

     VOTING RIGHTS. The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock.

     CONVERSION OR EXCHANGE. The prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for common stock, debt securities or other preferred stock of MMC. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of MMC. These provisions may allow or require the number of shares of common stock or other securities of MMC to be received by the holders of preferred stock to be adjusted.

     STOCKHOLDER RIGHTS PLAN. In connection with MMC's stockholder rights plan described above, the board of directors has authorized the issuance of up to 2,000,000 shares of series A junior participating preferred stock.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and State Street Bank and Trust as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indentures and the subordinated indentures are called indentures.

     We have summarized all material provisions of the indentures below. The forms of the indentures have been filed as exhibits to the registration statement and you should read the indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions.

GENERAL

     The debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

     Because we are a holding company that conducts all of our operations through our subsidiaries, holders of the debt securities will have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. All of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of December 31, 1998, our subsidiaries had approximately $900 million of outstanding debt.

     A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. The terms will be established in an officer's certificate or a supplemental indenture. The officers' certificate or supplemental indenture will be signed at the time of issuance and will contain important information. The officers' certificate or supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K of MMC. The Current Report on Form 8-K will be publicly available. The officers' certificate or supplemental indenture will include some or all of the following for a particular series of debt securities:

    o   the title of the securities;

    o   any limit on the amount that may be issued;

    o whether or not the debt securities will be issued in global form and who the depository will be;

    o   the maturity date(s);

    o   the interest rate or the method of computing the interest rate;

    o the date or dates from which interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

    o   the place(s) where payments will be made;

    o MMC's right, if any, to defer payment of interest and the maximum length of any deferral period;

    o the terms and conditions on which the debt securities may be redeemed at the option of MMC;

    o the date(s), if any, on which, and the price(s) at which MMC is obligated to redeem, or at the holder's option to purchase, such series of debt securities and other related terms and provisions;

    o any provisions granting special rights to holders when a specified event occurs;

    o   any changes to or additional events of default or covenants;

    o   any special tax implications of the debt securities;

    o the denominations in which the debt securities will be issued, if other than denominations of $1,000 and whole multiples of $1,000;

    o   the subordination terms of any subordinated debt securities; and

    o   any other terms that are not inconsistent with the indenture.

CONVERSION OR EXCHANGE RIGHTS

     The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock, preferred stock or other debt securities of MMC. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of MMC. These provisions may allow or require the number of shares of common stock or other securities of MMC to be received by the holders of such series of debt securities to be adjusted. (section 2.01)

COVENANTS

     Under the indentures, MMC will:

     o pay the principal, interest and any premium on the debt securities when due (section 4.01); and

     o   maintain a place of payment (section 4.02).

CONSOLIDATION, MERGER OR SALE

     The indentures do not contain any covenant which restricts the ability of MMC to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of its assets. However, any successor or acquiror of such assets must assume all of the obligations of MMC under the indentures and the debt securities. (sections 10.01 and 10.02)

EVENTS OF DEFAULT UNDER THE INDENTURE

     The following are events of default under the indentures with respect to any series of debt securities issued:

     o we fail to pay interest when due and continuing for 90 days and the time for payment has not been properly extended or deferred;

     o   we fail to pay the principal or any premium when due;

     o we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and such failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series; and

     o   events of bankruptcy or insolvency, whether voluntary or not.

     If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare each debt security of that series due and payable immediately. (section 6.01)

     The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding payment of principal, any premium or interest. A waiver will eliminate the default. (section 6.06)

     Unless otherwise specified in the indentures, if an event of default under an indenture occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture, unless the holders of the debt securities have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

     o   it is not in conflict with any law or the applicable indenture;

     o the trustee may take any other action deemed proper by it which is not inconsistent with directions from the holders; and

     o unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding. (sections 6.04 and 6.06)

     A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

     o the holder has given written notice to the trustee of a continuing event of default;

     o the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;

     o such holders have offered reasonable indemnity to the trustee to institute proceedings as trustee; and

     o the trustee does not institute a proceeding, and does not receive conflicting directions within 60 days.

     These limitations do not apply to a suit brought by a holder of debt securities if MMC defaults in the payment of the principal, any premium or interest. (section 6.04)

     MMC will periodically file statements with the trustee regarding its compliance with the covenants in the indentures. (section 5.03)

MODIFICATION OF INDENTURE; WAIVER

     MMC and the trustee may change an indenture without the consent of any holders to:

     o   fix any ambiguity, defect or inconsistency in the indenture; and

     o change anything that does not materially adversely affect the interests of any holder of debt securities of any series. (section 9.01)

     In addition, the rights of holders of a series of debt securities may be changed by MMC and the trustee with the written consent of the holders of a majority of the principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each affected holder:

     o   extending the fixed maturity;

     o   reducing the principal amount or any premium;

     o   reducing the rate of or extending the time of payment of interest;

     o   reducing any premium payable upon redemption; or

     o reducing the percentage of debt securities referred to above, the holders of which are required to consent to any amendment. (section 9.02)

FORM, EXCHANGE, AND TRANSFER

     The debt securities of each series will be issued only in fully registered form without coupons in denominations of $1,000 and whole multiples of $1,000. The indentures provide that debt securities of a series may be issued in temporary or permanent global form and may be issued as book-entry securities that will be deposited with The Depository Trust Company or another depository named by MMC and identified in a prospectus supplement with respect to such series. (sections 2.03, 2.06 and 2.11)

     A holder of debt securities of any series can exchange such debt securities for other debt securities of the same series, in any authorized denomination and with the same terms and aggregate principal amount.

     A holder may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by MMC for such purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but MMC may require payment of any taxes or other governmental charges. The prospectus supplement will name the security registrar and any transfer agent initially designated for any debt securities. MMC may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that MMC will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

     If the debt securities of any series are to be redeemed, MMC will not be required to:

     o issue, register the transfer of, or exchange any debt securities of that series during a period beginning 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of mailing; or

     o register the transfer of or exchange any debt securities so selected for redemption, except the unredeemed portion of any such debt securities being redeemed in part. (section 2.05)

INFORMATION CONCERNING THE TRUSTEE

     The trustee, except when there is an event of default, will perform only those duties as are specifically stated in the indentures. The trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Except as provided in the preceding sentence, the trustee is not required to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity. (section 7.01)

PAYMENT AND PAYING AGENTS

     We will pay interest on any debt securities to the person in whose name the debt securities are registered on the regular record date for interest. (sections 2.03 and 3.03)

     We will pay principal, any premium and interest on the debt securities of a particular series at the office of the paying agents designated by MMC, except that we may pay interest by check mailed to the holder. We will designate the corporate trust office of the trustee in the City of New York as our sole paying agent for payments. The prospectus supplement will name any other paying agents initially designated for the debt security of a particular series. We will be required to maintain a paying agent in each place of payment for the debt securities. (sections 4.01, 4.02 and 4.03)

     All moneys we pay to a paying agent or the trustee for the payment of principal, any premium or interest which remains unclaimed at the end of two years will be repaid to us, and the holder of the security may then look only to us for payment.

GOVERNING LAW

     The indentures and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York except to the extent that the Trust Indenture Act otherwise applies. (section 13.05)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to other indebtedness on the terms described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities which MMC may issue, nor does it limit MMC from issuing any other secured or unsecured debt.
(section 14.01)

     A prospectus supplement relating to a series of subordinated debt securities will disclose the amount of debt of MMC that will be senior to the subordinated debt securities.

                       WHERE YOU CAN FIND MORE INFORMATION

     MMC files reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including MMC. MMC's common stock is listed and traded on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Exchange and the London Stock Exchange. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005, the offices of the CSE, 440 South LaSalle Street, Chicago, Illinois 60605 and at the offices of the PE, 115 Sansome Street, 2nd Floor, San Francisco, California 94104.

     This prospectus is part of a registration statement filed with the SEC by MMC. The full registration statement can be obtained from the SEC as indicated above, or from MMC.

     The SEC allows MMC to "incorporate by reference" the information it files with the SEC. This permits MMC to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically be deemed to update and supersede this information. MMC incorporates by reference the following documents which have been filed with the SEC:

     o   Annual Report on Form 10-K/A for the year ended December 31, 1997;

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     o Current Reports on Form 8-K filed August 25, 1998, November 12, 1998 and December 23, 1998, as amended by the Current Report on Form 8-K/A filed February 3, 1999;

     o   Proxy Statement on Schedule 14A filed with the SEC on March 31, 1998;

     o Registration Statement on Form 8-B dated May 22, 1969, as amended by the Amendment on Form 8 dated February 3, 1987; and

     o   Registration Statement on Form 8-A dated October 10, 1997.

     MMC incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until MMC files a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

     MMC will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774 (telephone number (212) 345-5000).

                              PLAN OF DISTRIBUTION

     MMC may sell the common stock, preferred stock or any series of debt securities in one or more of the following ways from time to time:

     o   to underwriters for resale to the public or to institutional investors;

     o   directly to institutional investors; or

     o   through agents to the public or to institutional investors.

     The prospectus supplements will state the terms of the offering of the securities, including:

     o   the name or names of any underwriters or agents,

     o the purchase price of such securities and the proceeds to be received by MMC,

     o any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation,

     o   any initial public offering price,

     o any discounts or concessions allowed or reallowed or paid to dealers and

     o   any securities exchanges on which the securities may be listed.

     If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

     o   negotiated transactions,

     o   at a fixed public offering price or prices, which may be changed,

     o   at market prices prevailing at the time of sale,

     o   at prices related to prevailing market prices or

     o   at negotiated prices.

     Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

     Underwriters and agents may be entitled under agreements entered into with MMC to indemnification by MMC against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for MMC and its affiliates in the ordinary course of business.

     Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Exchange and the London Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Exchange and the London Stock Exchange, upon official notice of issuance. Any underwriters to whom securities are sold by MMC for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

                                 LEGAL OPINIONS

     MMC has been represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements and supplemental notes of MMC and its subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997, included and incorporated by reference in MMC's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated by reference into this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of Sedgwick Group plc as of December 31, 1997, incorporated by reference into this Prospectus, have been audited by PricewaterhouseCoopers, Chartered Accountants.

================================================================================

                                  $300,000,000

                        MARSH & MCLENNAN COMPANIES, INC.

                          5.875% SENIOR NOTES DUE 2033



                                   [MMC LOGO]



                                ----------------

                              PROSPECTUS SUPPLEMENT
                                  JULY 23, 2003

                                ----------------


                                    CITIGROUP

                         BANC OF AMERICA SECURITIES LLC

                                    JPMORGAN

                               MERRILL LYNCH & CO.


================================================================================